Exhibit 10.25

JPMorgan Chase Bank, National Association
P.O. Box 161
60 Victoria Embankment
London EC4Y 0JP
England

August 12, 2013

To:	Dana Holding Corporation
3939 Technology Drive
Maumee, OH 43537

Re:     Master Confirmation-Uncollared Accelerated Share Repurchase

This master confirmation (this “Master Confirmation”), dated as of August 12, 2013, is intended to set forth certain terms and provisions of certain Transactions (each, a “Transaction”) entered into from time to time between J.P. Morgan Securities LLC (“JPMS”), as agent for JPMorgan Chase Bank, National Association, London Branch (“JPMorgan”), and Dana Holding Corporation, a Delaware corporation (“Counterparty”). This Master Confirmation, taken alone, is neither a commitment by either party to enter into any Transaction nor evidence of a Transaction. The additional terms of any particular Transaction shall be set forth in a Supplemental Confirmation in the form of Schedule A hereto (a “Supplemental Confirmation”), which shall reference this Master Confirmation and supplement, form a part of, and be subject to this Master Confirmation. This Master Confirmation and each Supplemental Confirmation together shall constitute a “Confirmation” as referred to in the Agreement specified below.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Master Confirmation. This Master Confirmation and each Supplemental Confirmation evidence a complete binding agreement between Counterparty and JPMorgan as to the subject matter and terms of each Transaction to which this Master Confirmation and such Supplemental Confirmation relate and shall supersede all prior or contemporaneous written or oral communications with respect thereto.

This Master Confirmation and each Supplemental Confirmation supplement, form a part of, and are subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if JPMorgan and Counterparty had executed the Agreement on the date of this Master Confirmation (but without any Schedule except for (i) the election of New York law as the governing law (without reference to its choice of law provisions) and (ii) the election that subparagraph (ii) of Section 2(c) will not apply to the Transactions.

The Transactions shall be the sole Transactions under the Agreement. If there exists any ISDA Master Agreement between JPMorgan and Counterparty or any confirmation or other agreement between JPMorgan and Counterparty pursuant to which an ISDA Master Agreement is deemed to exist between JPMorgan and Counterparty, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which JPMorgan and Counterparty are parties, the Transactions shall not be considered Transactions under, or otherwise governed by, such existing or deemed ISDA Master Agreement, and the occurrence of any Event of Default or Termination Event under the Agreement with respect to either party or any Transaction shall not, by itself, give rise to any right or obligation under any such other agreement or deemed agreement. Notwithstanding anything to the contrary in any other agreement between the parties or their Affiliates, the Transactions shall not be “Specified Transactions” (or similarly treated) under any other agreement between the parties or their Affiliates.

JPMorgan Chase Bank, National Association
Organised under the laws of the United States as a National Banking Association.
Main Office 1111 Polaris Parkway, Columbus, Ohio 43240
Registered as a branch in England & Wales branch No. BR000746
Registered Branch Office 25 Bank Street, Canary Wharf, London, E14 5JP
Authorised and regulated by the Financial Services Authority

All provisions contained or incorporated by reference in the Agreement shall govern this Master Confirmation and each Supplemental Confirmation except as expressly modified herein or in the related Supplemental Confirmation.

If, in relation to any Transaction to which this Master Confirmation and a Supplemental Confirmation relate, there is any inconsistency between the Agreement, this Master Confirmation, such Supplemental Confirmation and the Equity Definitions, the following will prevail for purposes of such Transaction in the order of precedence indicated: (i) such Supplemental Confirmation; (ii) this Master Confirmation; (iii) the Equity Definitions; and (iv) the Agreement.

1.Each Transaction constitutes a Share Forward Transaction for the purposes of the Equity Definitions. Set forth below are the terms and conditions that, together with the terms and conditions set forth in the Supplemental Confirmation relating to any Transaction, shall govern such Transaction.

General Terms.

Trade Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Buyer:	Counterparty

Seller:	JPMorgan

Shares:	The common stock of Counterparty, par value USD 0.01 per share (Exchange symbol “DAN”).

Exchange:	The New York Stock Exchange

Related Exchange(s):	All Exchanges.

Prepayment/Variable Obligation:	Applicable

Prepayment Amount:	For each Transaction, as set forth in the related Supplemental Confirmation.

Prepayment Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Contract Fee:
For each Transaction, as set forth in the related Supplemental Confirmation. On the Prepayment Date, Buyer shall pay Seller an amount in USD equal to the Contract Fee in immediately available funds by wire transfer to an account specified by Seller.

Valuation.

VWAP Price:
For any Exchange Business Day, the volume-weighted average price at which the Shares trade as reported in the composite transactions for United States exchanges and quotation systems, during the regular trading session for the Exchange on such Exchange Business Day, excluding (i) trades that do not settle regular way, (ii) opening (regular way) reported trades in the consolidated system on such Exchange Business Day, (iii) trades that occur in the last ten minutes before the scheduled close of trading on the Exchange on such Exchange Business Day and ten minutes before the scheduled close of the primary trading in the market where the trade is effected, and (iv) trades on such Exchange Business Day that do not satisfy the requirements of Rule 10b-18(b)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as determined in good faith and in a commercially reasonable manner by the Calculation Agent (all such trades other than any trades described in clauses (i) to (iv) above, “Rule 10b-18 Eligible Transactions”). Counterparty acknowledges that the Calculation Agent shall use the Bloomberg Page “DAN US <Equity> AQR SEC” (or any successor thereto) for such Exchange Business Day to determine the VWAP Price absent manifest error or unavailability of such page or successor thereto.

Forward Price:	For each Transaction, the arithmetic average of the VWAP Prices for all of the Exchange Business Days in the Calculation Period for such Transaction, subject to “Valuation Disruption” below.

Forward Price Adjustment Amount:	For each Transaction, as set forth in the related Supplemental Confirmation.

Calculation Period:	For each Transaction, the period from, and including, the Calculation Period Start Date for such Transaction to, and including, the Termination Date for such Transaction.

Calculation Period Start Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Termination Date:
For each Transaction, the Scheduled Termination Date for such Transaction; provided that JPMorgan shall have the right to designate any Exchange Business Day on or after the First Acceleration Date to be the Termination Date for such Transaction (the “Accelerated Termination Date”) by delivering notice to Counterparty of any such designation prior to 6:00 p.m. (New York City time) on the Exchange Business Day immediately following the designated Accelerated Termination Date.

Scheduled Termination Date:	For each Transaction, as set forth in the related Supplemental Confirmation, subject to postponement as provided in “Valuation Disruption” below.

First Acceleration Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Valuation Disruption:
The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “at any time during the one-hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” and inserting the words “at any time on any Scheduled Trading Day during the Calculation Period or Settlement Valuation Period” after the word “material,” in the third line thereof.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.
Notwithstanding anything to the contrary in the Equity Definitions, if a Disrupted Day occurs (i) in the Calculation Period, the Calculation Agent may, in its good faith and commercially reasonable discretion, postpone the Scheduled Termination Date by no more than the number of Exchange Business Days equal to the number of Disrupted Days during the Calculation Period, or (ii) in the Settlement Valuation Period, the Calculation Agent may extend the Settlement Valuation Period by no more than the number of Exchange Business Days equal to the number of Disrupted Days during the Settlement Valuation Period. The Calculation Agent may also determine that (i) such Disrupted Day is a Disrupted Day in full, in which case the VWAP Price for such Disrupted Day shall not be included for purposes of determining the Forward Price or the Settlement Price, as the case may be, or (ii) such Disrupted Day is a Disrupted Day only in part, in which case the VWAP Price for such Disrupted Day shall be determined by the Calculation Agent based on Rule 10b-18 Eligible Transactions in the Shares on such Disrupted Day taking into account the nature and duration of the relevant Market Disruption Event, and the weighting of the VWAP Price for the relevant Exchange Business Days during the Calculation Period or the Settlement Valuation Period, as the case may be, shall be adjusted in a commercially reasonable manner by the Calculation Agent for purposes of determining the Forward Price or the Settlement Price, as the case may be, with such adjustments based on, among other factors, the duration of any Market Disruption Event and the volume, historical trading patterns and price of the Shares. Any Exchange Business Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be an Exchange Business Day; if a closure of the Exchange prior to its normal close of trading on any Exchange Business Day is scheduled following the date hereof, then such Exchange Business Day shall be deemed to be a Disrupted Day in full.
If a Disrupted Day occurs during the Calculation Period for any Transaction or the Settlement Valuation Period for any Transaction, as the case may be, and each of the nine immediately following Scheduled Trading Days is a Disrupted Day (a “Disruption Event”), then the Calculation Agent, in its good faith and commercially reasonable discretion, may deem such Disruption Event (and each consecutive Disrupted Day thereafter) to be either (x) a Potential Adjustment Event in respect of such Transaction or (y) an Additional Termination Event in respect of such Transaction, with Counterparty as the sole Affected Party and such Transaction as the sole Affected Transaction.
Settlement Terms.

Settlement Procedures:	For each Transaction:

(i)
if the Number of Shares to be Delivered for such Transaction is positive, Physical Settlement shall be applicable to such Transaction; provided that JPMorgan does not, and shall not, make the agreement or the representations set forth in Section 9.11 of the Equity Definitions related to the restrictions imposed by applicable securities laws with respect to any Shares delivered by JPMorgan to Counterparty under any Transaction; or

(ii)	if the Number of Shares to be Delivered for such Transaction is negative, then the Counterparty Settlement Provisions in Annex A hereto shall apply to such Transaction.

Number of Shares to be Delivered:
For each Transaction, a number of Shares (rounded down to the nearest whole number) equal to (a)(i) the Prepayment Amount for such Transaction, divided by (ii)(A) the Forward Price for such Transaction minus (B) the Forward Price Adjustment Amount for such Transaction, minus (b) the number of Initial Shares for such Transaction; provided that if the result of the calculation in clause (a)(ii) is equal to or less than the Floor Price for such Transaction, then the Number of Shares to be Delivered for such Transaction shall be determined as if clause (a)(ii) were replaced with “(ii) the Floor Price for such Transaction”. For the avoidance of doubt, if the Forward Price Adjustment Amount for any Transaction is a negative number, clause (a)(ii) of the immediately preceding sentence shall be equal to (A) the Forward

Price for such Transaction, plus (B) the absolute value of the Forward Price Adjustment Amount.

Floor Price:	For each Transaction, as set forth in the related Supplemental Confirmation.

Excess Dividend Amount:	For the avoidance of doubt, all references to the Excess Dividend Amount shall be deleted from Section 9.2(a)(iii) of the Equity Definitions.

Settlement Date:	For each Transaction, if the Number of Shares to be Delivered for such Transaction is positive, the date that is one Settlement Cycle immediately following the Termination Date for such Transaction.

Settlement Currency:	USD

Initial Share Delivery:
For each Transaction, JPMorgan shall deliver a number of Shares equal to the Initial Shares for such Transaction to Counterparty on the Initial Share Delivery Date for such Transaction in accordance with Section 9.4 of the Equity Definitions, with such Initial Share Delivery Date deemed to be a “Settlement Date” for purposes of such Section 9.4.

Initial Share Delivery Date:	For each Transaction, as set forth in the related Supplemental Confirmation.

Initial Shares:	For each Transaction, as set forth in the related Supplemental Confirmation.
Share Adjustments.

Potential Adjustment Event:
In addition to the events described in Section 11.2(e) of the Equity Definitions, it shall constitute an additional Potential Adjustment Event if (x) the Scheduled Termination Date for any Transaction is postponed pursuant to “Valuation Disruption” above (including, for the avoidance of doubt, pursuant to Section 7 hereof), (y) a Regulatory Disruption as described in Section 7 occurs or (z) a Disruption Event occurs. In the case of any event described in clause (x), (y) or (z) above occurs, the Calculation Agent may, in its commercially reasonable discretion, adjust any relevant terms of such Transaction as necessary to preserve as nearly as practicable the fair value of such Transaction to JPMorgan prior to such postponement, Regulatory Disruption or Disruption Event, as the case may be.

Excess Dividend:
For any calendar quarter, any dividend or distribution on the Shares with an ex-dividend date occurring during such calendar quarter (other than any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) of the Equity Definitions or any Extraordinary Dividend) (a “Dividend”) the amount or value of which per Share (as determined by the Calculation Agent), when aggregated with the amount or value (as determined by the Calculation Agent) of any and all previous Dividends with ex-dividend dates occurring in the same calendar quarter, exceeds the Ordinary Dividend Amount. “Extraordinary Dividend” means the per Share cash dividend or distribution, or a portion thereof, declared by Counterparty on the Shares that is classified by the board of directors of Counterparty as an “extraordinary” dividend.

Consequences of Excess Dividend:
The declaration by the Issuer of any Excess Dividend, the ex-dividend date for which occurs or is scheduled to occur during the Relevant Dividend Period for any Transaction, shall, at JPMorgan’s election in its commercially reasonable discretion, either (x) constitute an Additional Termination Event in respect of such Transaction, with Counterparty as the sole Affected Party and such Transaction as the sole Affected Transaction or (y) result in an adjustment, by the Calculation Agent, to the Floor Price as the Calculation Agent determines appropriate to account for the economic effect on such Transaction of such Excess Dividend.

Ordinary Dividend Amount:	For each Transaction, as set forth in the related Supplemental Confirmation.

Method of Adjustment:	Calculation Agent Adjustment

Early Ordinary Dividend Payment:
For each Transaction, if an ex-dividend date for any Dividend that is not (x) an Excess Dividend, (y) a dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) of the Equity Definitions and (z) an Extraordinary Dividend, occurs during any calendar quarter occurring (in whole or in part) during the Relevant Dividend Period for such Transaction and is prior to the Scheduled Ex-Dividend Date for such Transaction for the relevant calendar quarter (as determined by the Calculation Agent), the Calculation Agent shall make such adjustment to the exercise, settlement, payment or any other terms of the relevant Transaction as the Calculation Agent determines appropriate to account for the economic effect on such Transaction of such event.

Scheduled Ex-Dividend Dates:	For each Transaction, as set forth in the related Supplemental Confirmation for each calendar quarter.

Relevant Dividend Period:	For each Transaction, the period from, and including, the Trade Date for such Transaction to, and including, the Relevant Dividend Period End Date for such Transaction.

Relevant Dividend Period End Date:	For each Transaction, if the Number of Shares to be Delivered for such Transaction is negative, the last day of the Settlement Valuation Period; otherwise, the Termination Date for such Transaction.
Extraordinary Events.
Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Cancellation and Payment

(c) Share-for-Combined:	Component Adjustment

Tender Offer:
Applicable; provided that (a) Section 12.1(l) of the Equity Definitions shall be amended (i) by deleting the parenthetical in the fifth line thereof, (ii) by replacing “that” in the fifth line thereof with “whether or not such announcement” and (iii) by adding immediately after the words “Tender Offer” in the fifth line thereof “, and any publicly announced change or amendment to such an announcement (including, without limitation, the announcement of an abandonment of such intention)”, (b) Section 12.1(d) of the Equity Definitions shall be amended by replacing the words “greater than 10%” in the third line thereof with “greater than 15%” and (c) Sections 12.3(a) and 12.3(d) of the Equity Definitions shall each be amended by replacing each occurrence of the words “Tender Offer Date” by “Announcement Date.”

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Modified Calculation Agent Adjustment

(c) Share-for-Combined:	Modified Calculation Agent Adjustment

Nationalization, Insolvency or Delisting:
Cancellation and Payment; provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Additional Disruption Events:

(a) Change in Law:
Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation” and (ii) by replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Positions”; provided further that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the parenthetical beginning after the word “regulation” in the second line thereof the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”.

(b) Failure to Deliver:	Applicable

(c) Insolvency Filing:	Applicable

(d) Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	For each Transaction, as set forth in the related Supplemental Confirmation.

Hedging Party:	JPMorgan

Determining Party:
JPMorgan; provided that the Determining Party shall make determinations and calculations in good faith and in a commercially reasonable manner, and any such determinations and calculations shall be subject to the provisions specified in Section 2 “Calculation Agent” below.

(e) Hedging Disruption:	Applicable

Hedging Party:	JPMorgan

Determining Party:
JPMorgan; provided that the Determining Party shall make determinations and calculations in good faith and in a commercially reasonable manner, and any such determinations and calculations shall be subject to the provisions specified in Section 2 “Calculation Agent” below.

(f) Increased Cost of Hedging:	Not Applicable

(g) Increased Cost of Stock Borrow:	Applicable

Initial Stock Loan Rate:	For each Transaction, as set forth in the related Supplemental Confirmation.

Hedging Party:	JPMorgan

Determining Party:
JPMorgan; provided that the Determining Party shall make determinations and calculations in good faith and in a commercially reasonable manner, and any such determinations and calculations shall be subject to the provisions specified in Section 2 “Calculation Agent” below.

Hedging Adjustments:
For the avoidance of doubt, whenever the Calculation Agent is called upon to make an adjustment pursuant to the terms of this Confirmation or the Equity Definitions to take into account the effect of an event, the Calculation Agent shall make such adjustment by reference to the effect of such event on JPMorgan, assuming that JPMorgan maintains a commercially reasonable Hedge Position; provided that following any determination or calculation by JPMorgan hereunder, JPMorgan will, upon request, provide to Counterparty promptly following such request a report (in a commonly used file format for the storage and manipulation of financial data without disclosing any proprietary models or other information that is proprietary or confidential) displaying in reasonable detail the basis for such determination or calculation, as the case may be.

Non-Reliance/Agreements and
Acknowledgements Regarding
Hedging Activities/Additional

Acknowledgements:	Applicable

2.
Calculation Agent.    JPMorgan; provided that following any determination or calculation by the Calculation Agent hereunder, the Calculation Agent will, upon request, provide to Counterparty promptly following such request a report (in a commonly used file format for the storage and manipulation of financial data without disclosing any proprietary models or other information that is proprietary or confidential) displaying in reasonable detail the basis for such determination or calculation, as the case may be. If an Event of Default described in Section 5(a)(vii) of the Agreement with respect to which Party A is the Defaulting Party has occurred and is continuing, Party B may designate a nationally or internationally recognized third-party dealer with expertise in over-the-counter corporate equity derivatives to act as substitute Calculation Agent for so long as such Event of Default is continuing. Whenever the Calculation Agent is required to act or to exercise judgment in any way with respect to any Transaction hereunder, it will do so in good faith and in a commercially reasonable manner.

3.    Account Details.

(a)	Account for payments to Counterparty:
Bank:    JPMorgan Chase Bank
SWIFT:
ABA#:
Acct No.:
Beneficiary:
Account for delivery of Shares to Counterparty:

DWAC shares to Wells Fargo

(b)	Account for payments to JPMorgan:

Bank:    JPMorgan Chase Bank, N.A.
ABA#:
Acct No.:
Beneficiary: JPMorgan Chase Bank, N.A. New York
Ref:    Derivatives
Account for delivery of Shares to JPMorgan:
4.    Offices.

(a)	The Office of Counterparty for each Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

(b)	The Office of JPMorgan for each Transaction is: London
JPMorgan Chase Bank, National Association
London Branch
P.O. Box 161
60 Victoria Embankment
London EC4Y 0JP
England

5.    Notices.

(a)	Address for notices or communications to Counterparty:

Dana Holding Corporation
One Village Center Drive
Van Buren Township, MI 48111
Attention:     Ken Andrysiak, Assistant Treasurer
Telephone No.:    734-629-1234

(b)	Address for notices or communications to JPMorgan:

JPMorgan Chase Bank, National Association
EDG Marketing Support
Email:     edg_ny_corporate_sales_support@jpmorgan.com
edg_special_equities_notices@jpmorgan.com
With a copy to:

Sudheer Tegulapalle
Executive Director
383 Madison Avenue, Floor 05
New York, NY, 10179, United States
Telephone No: (212) 622-2100
Email Address: sudheer.r.tegulapalle@jpmorgan.com

6.	Representations, Warranties and Agreements.

(a)
Additional Representations, Warranties and Covenants of Each Party. In addition to the representations, warranties and covenants in the Agreement, each party represents, warrants and covenants to the other party that:

(i)	It is an “eligible contract participant” (as such term is defined in the Commodity Exchange Act, as amended).

(ii)
Each party acknowledges that the offer and sale of each Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2) thereof. Accordingly, each party represents and warrants to the other that (A) it has the financial ability to bear the economic risk of its investment in each Transaction and is able to bear a total loss of its investment, (B) it is an “accredited investor” as that term is defined under Regulation D under the Securities Act and (C) the disposition of each Transaction is restricted under this Master Confirmation, the Securities Act and state securities laws.

(b)
Additional Representations, Warranties and Covenants of Counterparty. In addition to the representations, warranties and covenants in the Agreement, Counterparty represents, warrants and covenants to JPMorgan that:

(i)
As of the Trade Date for each Transaction hereunder, Counterparty is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of this Master Confirmation and the Supplemental Confirmation for such Transaction has been duly authorized, executed and delivered by Counterparty and (assuming due authorization, execution and delivery thereof by JPMorgan) this Master Confirmation, as supplemented by such Supplemental Confirmation, constitutes a valid and legally binding obligation of Counterparty. Counterparty has all corporate power to enter into this Master Confirmation and such Supplemental Confirmation and to consummate the transactions contemplated hereby and thereby and to purchase the Shares and deliver any Settlement Shares in accordance with the terms hereof and thereof.

(ii)
As of the Trade Date for each Transaction hereunder, the execution and delivery by Counterparty of, and the performance by Counterparty of its obligations under, this Master Confirmation and the Supplemental Confirmation for such Transaction, and the consummation of the transactions herein and therein contemplated, do not conflict with or violate (A) any provision of the certificate of incorporation, by-laws or other constitutive documents of Counterparty, (B) any statute or order, rule, regulation or judgment of any court or governmental agency or body having jurisdiction over Counterparty or any of its subsidiaries or any of their respective assets or (C) any contractual restriction binding on or affecting Counterparty or any of its subsidiaries or any of its assets.

(iii)
As of the Trade Date for each Transaction hereunder, all governmental and other consents that are required to have been obtained by Counterparty with respect to performance, execution and delivery of this Master Confirmation and the Supplemental Confirmation for such Transaction have been obtained and are in full force and effect and all conditions of any such consents have been complied with.

(iv)
As of the Trade Date for each Transaction hereunder, (A) such Transaction is being entered into pursuant to a publicly disclosed Share buy-back program and its Board of Directors has approved the use of derivatives to effect the Share buy-back program, and (B) there is no internal policy of Counterparty, whether written or oral, that would prohibit Counterparty from entering into any aspect of such Transaction, including, without limitation, the purchases of Shares to be made pursuant to such Transaction.

(v)
As of the Trade Date for each Transaction hereunder, the purchase or writing of such Transaction and the transactions contemplated hereby will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

(vi)
As of the Trade Date for each Transaction hereunder, it is not entering into such Transaction, and as of the date of any settlement method election (including, without limitation, pursuant to the provisions of Section 15 below) with respect to any Transaction hereunder, it is not making such election, in each case (A) on the basis of, and is not aware of, any material non-public information regarding Counterparty or the Shares, (B) in anticipation of, in connection with, or to facilitate, a distribution of its securities, a self tender offer or a third-party tender offer in violation of the Exchange Act or (C) to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) in violation of applicable law.

(vii)
Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least USD 50,000,000 as of the date hereof.

(viii)
As of the Trade Date for each Transaction hereunder, and as of the date of any settlement method election (including, without limitation, pursuant to the provisions of Section 15 below) with respect to any Transaction hereunder, Counterparty is in compliance with its reporting obligations under the Exchange Act and its most recent Annual Report on Form 10-K, together with all reports subsequently filed by it pursuant to the Exchange Act, taken together and as amended and supplemented to the date of this representation, do not, as of their respective filing dates, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(ix)
Counterparty has made, and will make, all filings required to be made by it with the Securities and Exchange Commission, any securities exchange or any other regulatory body with respect to each Transaction.

(x)
The Shares are not, and Counterparty will not cause the Shares to be, subject to a “restricted period” (as defined in Regulation M promulgated under the Exchange Act) at any time during any Regulation M Period (as defined below) for any Transaction unless Counterparty has provided written notice to JPMorgan of such restricted period not later than the Scheduled Trading Day immediately preceding the first day of such “restricted period”; Counterparty acknowledges that any such notice may cause a Disrupted Day to occur pursuant to Section 7 below; accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 8 below. Counterparty is not currently contemplating any “distribution” (as defined in Regulation M promulgated under the Exchange Act) of Shares, or any security for which Shares are a “reference security” (as defined in Regulation M promulgated under the Exchange Act). For the sake of clarity, the parties agree that a potential conversion of any of the 4.0% Series B Convertible Preferred Stock of Counterparty in accordance with their terms shall not fall within the ambit of this representation. “Regulation M Period” means, for any Transaction, (A) the Relevant Period (as defined below) for such Transaction, (B) the Settlement Valuation Period, if any, for such Transaction and (C) the Seller Termination Purchase Period (as defined below), if any, for such Transaction. “Relevant Period” means, for any Transaction, the period commencing on the Calculation Period Start Date for such Transaction and ending on the later of (1) the earlier of (x) the Scheduled Termination Date and (y) the last Additional Relevant Day (as specified in the related Supplemental Confirmation) for such Transaction, or such earlier day as elected by JPMorgan and communicated to Counterparty on such day (or, if later, the First Acceleration Date without regard to any acceleration thereof pursuant to “Special Provisions for Acquisition Transaction Announcements” below) and (2) if Section 15 is applicable to such Transaction, the date on which all deliveries owed pursuant to Section 15 have been made.

(xi)
As of the Trade Date, the Prepayment Date, the Initial Share Delivery Date, the Settlement Date, any Cash Settlement Payment Date and any Settlement Method Election Date for each Transaction, Counterparty is not, and will not be, “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase a number of Shares with a value equal to the Prepayment Amount in compliance with the laws of the jurisdiction of Counterparty’s incorporation.

(xii)	Counterparty is not, and after giving effect to each Transaction will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(xiii)
Counterparty shall cooperate with JPMorgan, and execute and deliver, or use its best efforts to cause to be executed and delivered, all such other instruments, and to obtain all consents, approvals or authorizations of any person, and take all such other actions as JPMorgan may reasonably request from time to time, consistent with the terms of the Agreement, this Master Confirmation and any Supplemental Confirmation, in order to effectuate the purposes of the Agreement, this Master Confirmation, any Supplemental Confirmation and any Transaction.

(xiv)
Counterparty has not entered, and will not enter, into any repurchase transaction with respect to the Shares (or any security convertible into or exchangeable for the Shares) (including, without limitation, any agreements similar to the Transactions described herein) where any initial hedge period, calculation period, relevant period, settlement valuation period or seller termination purchase period (each however defined) in such other transaction will overlap at any time (including, without limitation, as a result of extensions in such initial hedge period, calculation period, relevant period, settlement valuation period or seller termination purchase period as provided in the relevant agreements) with any Relevant Period, any Settlement Valuation Period (if applicable) or any Seller Termination Purchase Period (if applicable) under this Master Confirmation. In the event that the initial hedge period, relevant period, calculation period or settlement valuation period in any other transaction overlaps with any Relevant Period, any Settlement Valuation Period (if applicable) or any Seller Termination Purchase Period (if applicable) under this Master Confirmation as a result of any postponement of the Scheduled Termination Date or extension of the Settlement Valuation Period pursuant to “Valuation Disruption” above or any analogous provision in such other transaction, Counterparty shall promptly amend such other transaction to avoid any such overlap.

(xv)
Following a request by JPMorgan, Counterparty shall, as soon as reasonably practicable (it being understood that if requested, Counterparty shall use commercially reasonable efforts to provide such notice at least one day prior to the first day of the Calculation Period, the Settlement Valuation Period, if any, or the Seller Termination Purchase Period, if any), for any Transaction, notify JPMorgan of the total number of Shares purchased in Rule 10b-18 purchases of blocks pursuant to the once-a-week block exception set forth in paragraph (b)(4) of Rule 10b-18 under the Exchange Act (“Rule 10b-18”) by or for Counterparty or any of its “affiliated purchasers” (as defined in Rule 10b-18) during each of the four calendar weeks preceding such day and during the calendar week in which such day occurs (“Rule 10b-18 purchase” and “blocks” each being used as defined in Rule 10b-18), which notice shall be substantially in the form set forth in Schedule B hereto.

(xvi)	As of the date hereof, there has not been any Merger Announcement (as defined below).

7.
Regulatory Disruption. In the event that JPMorgan concludes, in its reasonable, good faith discretion, that it is appropriate with respect to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by JPMorgan but provided that such policies or procedures are related to legal, regulatory or self-regulatory issues and are generally applicable in similar situations and applied to any Transaction hereunder in a non-discriminatory manner), for it to refrain from or decrease any market activity on any Scheduled Trading Day or Days during the Calculation Period or, if applicable, the Settlement Valuation Period, JPMorgan may by written notice to Counterparty elect to deem that a Market Disruption Event has occurred and will be continuing on such Scheduled Trading Day or Days.

8.	10b5-1 Plan. Counterparty represents, warrants and covenants to JPMorgan that:

(a)
Counterparty is entering into this Master Confirmation and each Transaction hereunder in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) or any other antifraud or anti-manipulation provisions of the federal or applicable state securities laws and that it has not entered into or altered and will not enter into or alter any corresponding or hedging transaction or position with respect to the Shares. Counterparty acknowledges that it is the intent of the parties that each Transaction entered into under this Master Confirmation comply with the requirements of paragraphs (c)(1)(i)(A) and (B) of Rule 10b5-1 and each Transaction entered into under this Master Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c).

(b)
During the Calculation Period and the Settlement Valuation Period, if any, for any Transaction and in connection with the delivery of any Alternative Delivery Units for any Transaction, JPMorgan (or its agent or Affiliate) may effect transactions in Shares in connection with such Transaction. The timing of such transactions by JPMorgan, the price paid or received per Share pursuant to such transactions and the manner in which such transactions are made, including, without limitation, whether such transactions are made on any securities exchange or privately, shall be within the sole judgment of JPMorgan. Counterparty acknowledges and agrees that all such transactions shall be made in JPMorgan’s commercially reasonable judgment and for JPMorgan’s own account.

(c)
Counterparty does not have, and shall not attempt to exercise, any control or influence over how, when or whether JPMorgan (or its agent or Affiliate) makes any “purchases or sales” (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3)) in connection with any Transaction, including, without limitation, over how, when or whether

JPMorgan (or its agent or Affiliate) enters into any hedging transactions. Counterparty represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Master Confirmation and each Supplemental Confirmation under Rule 10b5-1.

(d)
Counterparty acknowledges and agrees that any amendment, modification, waiver or termination of this Master Confirmation or any Supplemental Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and no such amendment, modification or waiver shall be made at any time at which Counterparty or any officer, director, manager or similar person of Counterparty is aware of any material non-public information regarding Counterparty or the Shares.

(e)
Counterparty shall not, directly or indirectly, communicate any information relating to the Shares or any Transaction (including, without limitation, any notices required by Section 10(a)) to any employee of JPMorgan or JPMS, other than as set forth in the Communications Procedures attached as Annex C hereto.

9.
Counterparty Purchases. Counterparty (or any “affiliate” or “affiliated purchaser” as defined in Rule 10b-18) shall not, without the prior written consent of JPMorgan, directly or indirectly (including, without limitation, by means of a derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or equivalent interest, including, without limitation, a unit of beneficial interest in a trust or limited partnership or a depository share), listed contracts on the Shares or securities that are convertible into, or exchangeable or exercisable for Shares (including, without limitation, any Rule 10b-18 purchases of blocks (as defined in Rule 10b-18)) during any Relevant Period, any Settlement Valuation Period (if applicable) or any Seller Termination Purchase Period (if applicable), under this Master Confirmation; provided that (a) this Section 9 shall not limit Counterparty’s ability (or the ability of any “affiliate” or “affiliated purchaser” of Counterparty), (i) pursuant to its employee incentive plans, to re-acquire Shares in connection with the related equity transactions; (ii) to withhold shares to cover exercise price and/or tax liabilities associated with such equity transactions; or (iii) to grant stock and options to “affiliated purchasers” (as defined in Rule 10b−18) or the ability of such affiliated purchasers to acquire such stock or options, in connection with Counterparty’s compensatory plans for directors, officers and employees or any agreements with respect to the compensation of directors, officers or employees of any entities that are acquisition targets of Issuer, so long as, in the case of clause (i), (ii) or (iii) of this sentence, any such re-acquisition, withholding, grant, acquisition or other purchase does not constitute a “Rule 10b−18 Purchase” (as defined in Rule 10b−18), (b) Counterparty or such “affiliate” or “affiliated purchaser” may purchase Shares in (x) unsolicited transactions or (y) privately negotiated (off−market) transactions, in the case of clause (x) or (y), that are not “Rule 10b−18 purchases” (as defined in Rule 10b−18), in each case, without JPMorgan’s consent, and (c) Counterparty or such “affiliate” or “affiliated purchaser” may purchase the 4.0% Series B Convertible Preferred Stock of Counterparty in privately negotiated (off-market) transactions.

10.	Special Provisions for Merger Transactions. Notwithstanding anything to the contrary herein or in the Equity Definitions:

(a)	Counterparty agrees that it:

(i)
will not during the period commencing on the Trade Date for any Transaction and ending on the last day of the Relevant Period or, if applicable, the later of the last day of the Settlement Valuation Period and the last day of the Seller Termination Purchase Period, for such Transaction make (and, in the case of any third party, use commercially reasonable efforts to prevent any such third party from making) any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction or potential Merger Transaction (a “Merger Announcement”) unless such Merger Announcement is made prior to the opening or after the close of the regular trading session on the Exchange for the Shares;

(ii)
shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) notify JPMorgan following any such Merger Announcement that such Merger Announcement has been made; and

(iii)
shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) provide JPMorgan with written notice specifying (i) Counterparty’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the announcement date of any Merger Transaction or potential Merger Transaction that were not effected through JPMorgan or its Affiliates and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the announcement date of any Merger Transaction or potential Merger Transaction. Such written notice shall be deemed to be a certification by Counterparty to JPMorgan that such information is true and correct. In addition, Counterparty shall promptly notify JPMorgan of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders.

(b)
Counterparty acknowledges that any such Merger Announcement or delivery of a notice with respect thereto may cause the terms of any Transaction to be adjusted or such Transaction to be terminated; accordingly, Counterparty acknowledges that its delivery of such notice must comply with the standards set forth in Section 8 above.

(c)
Upon the occurrence of any Merger Announcement (whether made by Counterparty or a third party), JPMorgan in its commercially reasonable discretion, based on the advice of counsel, may elect to deem that a Market Disruption Event has occurred and will be continuing on such Exchange Business Day or Days as determined by JPMorgan (it being understood that the consequences set forth under clause (x) of Potential Adjustment Event or under Disruption Event may occur as provided in such provisions).

“Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.

11.	Special Provisions for Acquisition Transaction Announcements. Notwithstanding anything to the contrary herein or in the Equity Definitions:

(a)
If an Acquisition Transaction Announcement occurs on or prior to the Settlement Date for any Transaction, then the Number of Shares to be Delivered for such Transaction shall be determined as if clause (a)(ii) of the definition thereof were replaced with “(ii) the Forward Price for such Transaction.” If an Acquisition Transaction Announcement occurs after the Trade Date, but prior to the First Acceleration Date of any Transaction, the First Acceleration Date shall be the date of such Acquisition Transaction Announcement. If the Number of Shares to be Delivered for any settlement of any Transaction is a negative number, then the terms of the Counterparty Settlement Provisions in Annex A hereto shall apply.

(b)
“Acquisition Transaction Announcement” means (i) the announcement of an Acquisition Transaction or an event that, if consummated, would result in an Acquisition Transaction, (ii) an announcement that Counterparty or any of its subsidiaries has entered into an agreement, a letter of intent or an understanding designed to result in an Acquisition Transaction, (iii) the announcement of the intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, an Acquisition Transaction, (iv) any other announcement that in the reasonable judgment of the Calculation Agent may result in an Acquisition Transaction, or (v) any announcement of any change or amendment to any previous Acquisition Transaction Announcement (including any announcement of the abandonment of any such previously announced Acquisition Transaction, agreement, letter of intent, understanding or intention). For the avoidance of doubt, announcements as used in the definition of Acquisition Transaction Announcement refer to any public announcement whether made by the Issuer or a third party.

(c)
“Acquisition Transaction” means (i) any Merger Event (for purposes of this definition the definition of Merger Event shall be read with the references therein to “100%” being replaced by “15%” and references to “50%” being replaced by “75%” and without reference to the clause beginning immediately following the definition of Reverse Merger therein to the end of such definition), Tender Offer or Merger Transaction or any other transaction involving the merger of Counterparty with or into any third party, (ii) the sale or transfer of all or substantially all of the assets of Counterparty, (iii) a recapitalization, reclassification, binding share exchange or other similar transaction with respect to Counterparty, (iv) any acquisition by Counterparty or any of its subsidiaries where the aggregate consideration transferable by Counterparty or its subsidiaries exceeds 50% of the market capitalization of Counterparty, (v) any lease, exchange, transfer, disposition (including, without limitation, by way of spin-off or distribution) of assets (including, without limitation, any capital stock or other ownership interests in subsidiaries but, for the avoidance of doubt, not including any capital stock of Counterparty) or other similar event by Counterparty or any of its subsidiaries where the aggregate consideration transferable or receivable by or to Counterparty or its subsidiaries exceeds 15% of the market capitalization of Counterparty or (vi) any transaction in which Counterparty or its board of directors has a legal obligation to make a recommendation to its shareholders in respect of such transaction (whether pursuant to Rule 14e-2 under the Exchange Act or otherwise).

12.	Acknowledgments.

(a)	The parties hereto intend for:

(i)
each Transaction to be a “securities contract” as defined in Section 741(7) of the Bankruptcy Code and a “forward contract” as defined in Section 101(25) of the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(27), 362(o), 546(e), 546(j), 555, 556, 560 and 561 of the Bankruptcy Code;

(ii)	the Agreement to be a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code;

(iii)
a party’s right to liquidate, terminate or accelerate any Transaction, net out or offset termination values or payment amounts, and to exercise any other remedies upon the occurrence of any Event of Default or Termination Event under the Agreement with respect to the other party or any Extraordinary Event that results in the termination or cancellation of any Transaction to constitute a “contractual right” (as defined in the Bankruptcy Code); and

(iv)
all payments for, under or in connection with each Transaction, all payments for the Shares (including, for the avoidance of doubt, payment of the Prepayment Amount) and the transfer of such Shares to constitute “settlement payments” and “transfers” (as defined in the Bankruptcy Code).

(b)	Counterparty acknowledges that:

(i)
during the term of any Transaction, JPMorgan and its Affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to establish, adjust or unwind its hedge position with respect to such Transaction;

(ii)	JPMorgan and its Affiliates may also be active in the market for the Shares and Share-linked transactions other than in connection with hedging activities in relation to any Transaction;

(iii)
JPMorgan shall make its own determination as to whether, when or in what manner any hedging or market activities in Counterparty’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Forward Price and the VWAP Price;

(iv)
any market activities of JPMorgan and its Affiliates with respect to the Shares may affect the market price and volatility of the Shares, as well as the Forward Price and VWAP Price, each in a manner that may be adverse to Counterparty; and

(v)
each Transaction is a derivatives transaction in which it has granted JPMorgan an option; JPMorgan may purchase shares for its own account at an average price that may be greater than, or less than, the price paid by Counterparty under the terms of the related Transaction.

13.
No Collateral, Netting or Setoff. Notwithstanding any provision of the Agreement or any other agreement between the parties to the contrary, the obligations of Counterparty hereunder are not secured by any collateral. Obligations under any Transaction shall not be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against any other obligations of the parties, whether arising under the Agreement, this Master Confirmation or any Supplemental Confirmation, or under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against obligations under any Transaction, whether arising under the Agreement, this Master Confirmation or any Supplemental Confirmation, or under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff, netting or recoupment.

14.
Delivery of Shares. Notwithstanding anything to the contrary herein, JPMorgan may, by prior notice to Counterparty, satisfy its obligation to deliver any Shares or other securities on any date due (an “Original Delivery Date”) by making separate deliveries of Shares or such securities, as the case may be, at more than one time on or prior to such Original Delivery Date, so long as the aggregate number of Shares and other securities so delivered on or prior to such Original Delivery Date is equal to the number required to be delivered on such Original Delivery Date.

15.
Alternative Termination Settlement. In the event that (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to any Transaction or (b) any Transaction is cancelled or terminated upon the occurrence of an Extraordinary Event (except as a result of (i) a Nationalization, Insolvency or Merger Event in which the consideration to be paid to holders of Shares consists solely of cash, (ii) a Merger Event or Tender Offer that is within Counterparty’s control, or (iii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement, in each case that resulted from an event or events outside Counterparty’s control), if either party would owe any amount to the other party pursuant to Section 6(d)(ii) of the Agreement or any Cancellation Amount pursuant to Article 12 of the Equity Definitions (any such amount, a “Payment Amount”), then, in lieu of any payment of such Payment Amount, unless Counterparty makes an election to the contrary no later than the Early Termination Date or the date on which such Transaction is terminated or cancelled, Counterparty or JPMorgan, as the case may be, shall deliver to the other party a number of Shares (or, in the case of a Nationalization, Insolvency or Merger Event, a number of units, each comprising the number or amount of the securities or property that a hypothetical holder of one Share would receive in such Nationalization, Insolvency or Merger Event, as the case may be (each such unit, an “Alternative Delivery Unit”) with a value equal to the Payment Amount, as determined by the Calculation Agent over a commercially reasonable period of time (and the parties agree that, in making such determination of value, the Calculation Agent may take into account a number of factors, including, without limitation, the market price of the Shares or Alternative Delivery Units on the Early Termination Date or the date of early cancellation or termination, as the case may be, and, if such delivery is made by JPMorgan, the prices at which JPMorgan purchases Shares or Alternative Delivery Units to fulfill its delivery obligations under this Section 15); provided that in determining the composition of any Alternative Delivery Unit, if the relevant Nationalization, Insolvency or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash; and provided further that Counterparty may elect that the provisions of this Section 15 above providing for the delivery of Shares or Alternative Delivery Units, as the case may be, shall not apply only if Counterparty represents and warrants to JPMorgan, in writing on the date it notifies JPMorgan of such election, that, as of such date, Counterparty is not aware of any material non-public information regarding Counterparty or the Shares and is making such election in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws. If delivery of Shares or Alternative Delivery Units, as the case may be, pursuant to this Section 15 is to be made by Counterparty, paragraphs 2 through 7 of Annex A hereto shall apply as if (A) such delivery were a settlement of such Transaction to which Net Share Settlement applied, (B) the Cash Settlement Payment Date were the Early Termination Date or the date of early cancellation or termination, as the case may be, and (C) the Forward Cash Settlement Amount were equal to (x) zero minus (y) the Payment Amount owed by Counterparty. For the avoidance of doubt, if Counterparty validly elects for the provisions of this Section 15 relating to the delivery of Shares or Alternative Delivery Units, as the case may be, not to apply to any Payment Amount, the provisions of Article 12 of the Equity Definitions, or the provisions of Section 6(d)(ii) of the Agreement, as the case may be, shall apply. If delivery of Shares or Alternative Delivery Units, as the case may be, is to be made by JPMorgan pursuant to this Section 15, the period during which JPMorgan purchases Shares or Alternative Delivery Units to fulfill its delivery obligations under this Section 15 shall be referred to as the “Seller Termination Purchase Period.”

16.
Calculations and Payment Date upon Early Termination. The parties acknowledge and agree that in calculating (a) the Close-Out Amount pursuant to Section 6 of the Agreement and (b) the amount due upon cancellation or termination of any Transaction (whether in whole or in part) pursuant to Article 12 of the Equity Definitions as a result of an Extraordinary Event, JPMorgan may (but need not) determine such amount based on (i) expected losses assuming a commercially reasonable (including, without limitation, with regard to reasonable legal and regulatory guidelines) risk bid were used to determine loss or (ii) the price at which one or more market participants would offer to sell to the Seller a block of shares of Common Stock equal in number to the Seller’s then outstanding hedge position in relation to the Transaction. Notwithstanding anything to the contrary in Section 6(d)(ii) of the Agreement or Article 12 of the Equity Definitions, all amounts calculated as being due in respect of an Early Termination Date under Section 6(e) of the Agreement or upon cancellation or termination of the relevant Transaction under Article 12 of the Equity Definitions will be payable on the day that notice of the amount payable is effective; provided that if Counterparty elects to receive or deliver Shares or Alternative Delivery Units in accordance with Section 15, such Shares or Alternative Delivery Units shall be delivered on a date selected by JPMorgan as promptly as practicable.

17.
Limit on Beneficial Ownership. Notwithstanding anything to the contrary in this Master Confirmation, Counterparty acknowledges and agrees that, on any day, JPMorgan shall not be obligated to receive from Counterparty any Shares, and Counterparty shall not be entitled to deliver to JPMorgan any Shares, to the extent (but only to the extent) that after such transactions JPMorgan’s ultimate parent entity would directly or indirectly “beneficially own” (as such term is defined for purposes of Section 13(d) of the Exchange Act) at any time on such day in excess of 8% of the outstanding Shares. Any purported receipt of Shares shall be void and have no effect to the extent (but only to the extent) that after such receipt, JPMorgan’s ultimate parent entity would directly or indirectly so beneficially own in excess of 8% of the outstanding Shares. If, on any day, any receipt of Shares by JPMorgan is not effected, in whole or in part, as a result of this Section 17, Counterparty’s obligations to deliver such Shares shall not be extinguished and any such delivery shall be effected over time by Counterparty as promptly as JPMorgan determines, such that after any such delivery, JPMorgan’s ultimate parent entity would not directly or indirectly beneficially own in excess of 8% of the outstanding Shares.

18.
Maximum Share Delivery. Notwithstanding anything to the contrary in this Master Confirmation, in no event shall JPMorgan be required to deliver any Shares, or any Shares or other securities comprising Alternative Delivery Units, in respect of any Transaction in excess of the Maximum Number of Shares set forth in the Supplemental Confirmation for such Transaction.

19.	Additional Termination Events.

(a)
The occurrence of an event described in paragraph III of Annex B hereto will constitute an Additional Termination Event, with Counterparty as the sole Affected Party and the Transactions specified in such paragraph III as the Affected Transactions.

(b)
Notwithstanding anything to the contrary in Section 6 of the Agreement, if a Termination Price is specified in the Supplemental Confirmation for any Transaction, then an Additional Termination Event will occur without any notice or action by JPMorgan or Counterparty if the price of the Shares on the Exchange at any time falls below such Termination Price, with Counterparty as the sole Affected Party and such Transaction as the sole Affected Transaction.

20.
Non-confidentiality. JPMorgan and Counterparty hereby acknowledge and agree that, subject to Section 8(e), each is authorized to disclose every aspect of this Master Confirmation, any Supplemental Confirmation and the transactions contemplated hereby and thereby to any and all persons, without limitation of any kind, and there are no express or implied agreements, arrangements or understandings to the contrary.

21.
Counterparty Indemnification. Counterparty agrees to indemnify and hold harmless JPMorgan and its officers, directors, employees, Affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, damages and liabilities, joint or several (collectively, “Obligations”), to which an Indemnified Person may become subject arising out of or in connection with this Master Confirmation or any Supplemental Confirmation, or any claim, litigation, investigation or proceeding relating thereto, regardless of whether any of such Indemnified Person is a party thereto, and to reimburse, within 30 days, upon written request, each such Indemnified Person for any reasonable legal or other expenses incurred in connection with investigating, preparation for, providing evidence for or defending any of the foregoing; provided, however, that Counterparty shall not have any liability to any Indemnified Person to the extent that such Obligations (a) are finally determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Person (and in such case, such Indemnified Person shall promptly return to Counterparty any amounts previously expended by Counterparty hereunder) or (b) are trading losses incurred by JPMorgan as part of its purchases or sales of Shares pursuant to this Master Confirmation or any Supplemental Confirmation (unless such trading losses are related to the breach of any agreement, term or covenant herein).

22.
Assignment and Transfer. Notwithstanding anything to the contrary in the Agreement, JPMorgan may assign any of its rights or duties hereunder to any one or more of its Affiliates with the prior written consent of Counterparty (such consent not to be unreasonably withheld). Notwithstanding any other provision in this Master Confirmation to the contrary requiring or allowing JPMorgan to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, JPMorgan may designate any of its Affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform JPMorgan’s obligations in respect of any Transaction and any such designee may assume such obligations. JPMorgan may assign the right to receive Settlement Shares to any third party who may legally receive Settlement Shares. JPMorgan shall be discharged of its obligations to Counterparty only to the extent of any such performance. For the avoidance of doubt, JPMorgan hereby acknowledges that notwithstanding any such designation hereunder, to the extent any of JPMorgan’s obligations in respect of any Transaction are not completed by its designee, JPMorgan shall be obligated to continue to perform or to cause any other of its designees to perform in respect of such obligations.

23.	Amendments to the Equity Definitions.

(a)
Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the words “a material”; and adding the phrase “or such Transaction” at the end of the sentence.

(b)
Section 11.2(c) of the Equity Definitions is hereby amended by (i) replacing the words “a diluting or concentrative” with “a material” in the fifth line thereof, (ii) adding the phrase “or such Transaction” after the words “the relevant Shares” in the same sentence, (iii) deleting the words “dilutive or concentrative” in the sixth to last line thereof, and (iv) deleting the phrase “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing it with the phrase “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares).”

(c)
Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the word “a material”; and adding the phrase “or the relevant Transaction” at the end of the sentence.

(d)
Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (i) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (ii) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at JPMorgan’s option, the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the ISDA Master Agreement with respect to that Issuer.”

(e)	Section 12.9(b)(iv) of the Equity Definitions is hereby amended by:

(i)	deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); and

(ii)	replacing the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares” with the phrase “such Lending Party does not lend Shares” in the penultimate sentence.

(f)	Section 12.9(b)(v) of the Equity Definitions is hereby amended by:

(i)	adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and

(ii)	deleting clause (X) in the final sentence

24.
Extraordinary Dividend. If Counterparty declares any Extraordinary Dividend that has a record date during the period commencing on the Trade Date for any Transaction and ending of the last day of the Relevant Period or, if applicable, the later of the last day of the Settlement Valuation Period and the last day of the Seller Termination Purchase Period, for such Transaction, then prior to or on the date on which such Extraordinary Dividend is paid by Counterparty to holders of record, Counterparty shall pay to JPMorgan, for each Transaction under this Master Confirmation, an amount in cash equal to the product of (i) the amount of such Extraordinary Dividend and (ii) the actual or synthetic short delta number of shares as of the opening of business on the related ex-dividend date, as determined by the Calculation Agent and notified to Counterparty on or before the relevant dividend payment date, required for JPMorgan to hedge its exposure to such Transaction.

25.
Status of Claims in Bankruptcy. JPMorgan acknowledges and agrees that neither this Master Confirmation nor any Supplemental Confirmation is intended to convey to JPMorgan rights against Counterparty with respect to any Transaction that are senior to the claims of common stockholders of Counterparty in any United States bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit JPMorgan’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to any Transaction; provided further that nothing herein shall limit or shall be deemed to limit JPMorgan’s rights in respect of any transactions other than any Transaction.

26.
Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, nor any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the date of this Master Confirmation, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement any Supplemental Confirmation, this Master Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under any Supplemental Confirmation, this Master Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, without limitation, rights arising from Change in Law, Loss of Stock Borrow, Increased Cost of Stock Borrow, Hedging Disruption, Increased Cost of Hedging, or Illegality).

27.
Role of Agent. Each party agrees and acknowledges that (a) JPMS, an Affiliate of JPMorgan, has acted solely as agent and not as principal with respect to this Master Confirmation and each Transaction and (b) JPMS has no obligation or liability, by way of guaranty, endorsement or otherwise, in any manner in respect of any Transaction (including, if applicable, in respect of the settlement thereof). Each party agrees it will look solely to the other party (or any guarantor in respect thereof) for performance of such other party’s obligations under any Transaction. JPMS is authorized to act as agent for JPMorgan.

28.
Waiver of Jury Trial. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THE AGREEMENT, THIS MASTER CONFIRMATION, EACH SUPPLEMENTAL CONFIRMATION, THE TRANSACTIONS HEREUNDER AND ALL MATTERS ARISING IN CONNECTION WITH THE AGREEMENT, THIS MASTER CONFIRMATION AND ANY SUPPLEMENTAL CONFIRMATION AND THE TRANSACTIONS HEREUNDER. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS PROVIDED HEREIN.

29.
Counterparts. This Master Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Master Confirmation by signing and delivering one or more counterparts.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Master Confirmation and returning it to us.
Very truly yours,

J.P. MORGAN SECURITIES LLC, as agent for JPMorgan Chase Bank, National Association

By:	/s/ Sudheer Tegulapalle
Authorized Signatory

Names:	Sudheer Tegulapalle
Executive Director

Accepted and confirmed
as of the date first set
forth above:

DANA HOLDING CORPORATION
By:	/s/ William G. Quigley, III
Authorized Signatory
Name:William G. Quigley, III

JPMorgan Chase Bank, National Association
Organised under the laws of the United States as a National Banking Association.
Main Office 1111 Polaris Parkway, Columbus, Ohio 43240
Registered as a branch in England & Wales branch No. BR000746
Registered Branch Office 25 Bank Street, Canary Wharf, London, E14 5JP
Authorised and regulated by the Financial Services Authority